Filed pursuant to Rule 424(b)(3)

Registration No. 333-283523

PROSPECTUS

UNITED STATES ANTIMONY CORPORATION

10,060,500 Shares of Common Stock

The selling stockholders of United States Antimony Corporation (“USAC,” “we,” “us” or the “Company”) identified in this prospectus, including their pledgees, donees, transferees, assigns or other successors in interest, may, from time to time, offer and resell under this prospectus up to 10,060,500 shares (“Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), which are issuable upon the exercise of warrants to purchase shares of the Common Stock, discussed in greater detail below under “July 2020 Private Placement Offering” and “February 2021 Registered Direct Offering.” We will not receive any proceeds from the sale of the Shares offered by this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the warrants to purchase shares of our common stock to the extent such warrants are exercised for cash.

Our registration of the Shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of the Shares. The selling stockholders may sell any, all or none of the Shares offered by this prospectus and we do not know when or in what amount each selling stockholder may sell its Shares hereunder following the effective date of this registration statement. The timing and amount of any sale are within the sole discretion of the selling stockholder.

The selling stockholders may sell the Shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. For further information regarding the possible methods by which the Shares may be distributed, see “Plan of Distribution” beginning on page     in this prospectus.

Our Common Stock is listed on the NYSE American under the symbol “UAMY”. On November 26, 2024, the last reported sale price for our Common Stock was $0.77 per share.

Investing in our Common Stock involves a high degree of risk. Please consider carefully the risks described in this prospectus under “Risk Factors” beginning on page 7 of this prospectus and in our filings with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 9, 2024

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Shares covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or Shares are sold or otherwise disposed of on a later date.

This prospectus does not contain all of the information included in the registration statement. For a more complete understanding of the offering of the Shares, you should refer to the registration statement including the exhibits. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find More Information.” We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference in the accompanying prospectus were made solely for the benefit of the parties to such agreement, including in some cases, for the purpose of allocating risk among the parties to such agreements, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference” in this prospectus.

We and the selling stockholders have not authorized anyone to give any information or to make any representation to you other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our shares of Common Stock other than the Shares covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Persons who come into possession of this prospectus in jurisdictions outside the United States are required to inform themselves about, and to observe, any restrictions as to the offering and the distribution of this prospectus applicable to those jurisdictions.

This prospectus, including the documents incorporated by reference herein, include statements that are based on various assumptions and estimates that are subject to numerous known and unknown risks and uncertainties. Some of these risks and uncertainties are described in the section entitled “Risk Factors” beginning on page 7 of this prospectus and as described in Part I, Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 12, 2024, as updated by our subsequent filings with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These and other important factors could cause our future results to be materially different from the results expected as a result of, or implied by, these assumptions and estimates. You should read the information contained in, or incorporated by reference into, this prospectus completely and with the understanding that future results may be materially different from and worse than what we expect. See the information included under the heading “Special Note Regarding Forward-Looking Statements.”

In this prospectus, references to “USAC,” the “Company,” “we,” “us,” and “our” refer to United Stated Antimony Corporation and its subsidiaries. The phrase “this prospectus” refers to this prospectus and any applicable prospectus supplement, unless the context requires otherwise.

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PROSPECTUS SUMMARY

The following is a summary of what we believe to be the most important aspects of our business and the offering of our securities under this prospectus. We urge you to read this entire prospectus, including the more detailed consolidated financial statements, notes to the consolidated financial statements and other information incorporated by reference from our other filings with the SEC. Investing in our securities involves risks. Therefore, carefully consider the risk factors set forth in this prospectus and in our most recent annual and quarterly filings with the SEC, as well as other information in this prospectus and the documents incorporated by reference herein.

About United States Antimony Corporation

History

United States Antimony Corporation was incorporated in Montana in January 1970 to mine and produce antimony products. In December 1983, the Company suspended its antimony mining operations in the U.S. but continued to produce antimony products using foreign sources of antimony ore. In April 1998, the Company formed US Antimony de Mexico, S.A. de C.V. (“USAMSA”) to smelt antimony in Mexico, and, in August 2005, the Company formed Antimonio de Mexico, S.A. de C.V. (“ADM”) to explore and develop antimony and precious metal deposits in Mexico. The Company formed Bear River Zeolite Company (“BRZ”) in 2000 for the purpose of mining and producing zeolite in Idaho. Our principal business is the production and sale of antimony, precious metals, and zeolite products. In May 2012, our shares of common stock started trading on the NYSE MKT (now NYSE AMERICAN) under the symbol UAMY.

On March 11, 2024, the Company shut down the operations of USAMSA, which was part of the antimony segment, and announced its intent to sell its USAMSA subsidiary. The accounting requirements for reporting USAMSA as a discontinued operation were met in the first quarter of 2024.

Although we extract minerals from the Bear River Zeolite property located in Idaho that we later process and sell, we have not yet prepared a technical report summary for the Bear River Zeolite property making a determination on the property’s mineral resources or mineral reserves. However, the Company has completed test hole drilling and has retained a qualified third-party expert who is in the process of preparing a technical reserve report for the Bear River Zeolite property. We strive to achieve excellence in mine safety and health performance and work with government agencies to ensure compliance with environmental regulations and health and safety standards.

The Company is organized and managed by the following four segments, which represent our operating units: United States antimony segment, Mexico antimony segment, zeolite segment, and precious metals segment.

United States Antimony Segment

Our United States Antimony segment consists of an antimony plant in the Burns Mining District of Sanders County in Montana, which processes antimony ore primarily into antimony oxide, antimony metal, antimony trisulfide, and precious metals. Antimony oxide is a fine, white powder. Our antimony oxide is used in conjunction with a halogen to form a synergistic flame-retardant system for plastics, rubber, fiberglass, textile goods, paints, coatings, and paper. Our antimony oxide is also used as a color fastener in paint and as a phosphorescent agent in fluorescent light bulbs. Our antimony metal is used in bearings, storage batteries and ordnance. Our antimony trisulfide is used as a primer in ammunition. The precious metals processed at this plant in Montana are included in our precious metals segment.

We closed our antimony mine and mill in Montana in December 1983 because antimony ore could be purchased more economically from foreign sources. Our mine and mill are less than one mile from our current antimony smelter plant in Montana. We hold one patented claim at this mine. We also own mining claims in Alaska and Ontario, Canada. However, currently, the Company has no active operations in Alaska or Ontario, Canada.

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As a result of the mine and mill closure in Montana, we have relied on sources outside the U.S. for antimony ore since 1983, and there are risks of interruption in procurement from these sources and volatile changes in world market prices for these materials that are not controllable by us. We anticipate continuing to receive antimony ore primarily from an existing supplier in Canada. In addition, we continue to actively research other domestic and non-domestic sources for antimony ore that are economically profitable. The acquisition of antimony ore is technically complex and a function of the country’s laws and regulations. Our purchasing consequently requires flexibility regarding supply agreements, credit support, etc. and is tailored accordingly to specific suppliers.

We estimate (but have not independently confirmed) that our present share of the domestic and international markets for antimony oxide products is approximately 4% and less than 1%, respectively. We are the only significant U.S. producer of antimony products. We believe we are competitive both domestically and world-wide due to the following:

•	We are the only U.S. domestic processor of antimony products.

•	We can process ore quickly and have minimal shipping time to domestic customers.

•	We have a reputation for quality products delivered on a timely basis.

•	We have the only operating, permitted antimony smelter located in the U.S.

Mexico Antimony Segment

The Company has two subsidiaries in Mexico, USAMSA and ADM. On March 11, 2024, we shut down the operational activities of USAMSA, which primarily includes the following two antimony and precious metals processing plants in Mexico: (1) the Madero smelter in Coahuila, and (2) the Puerto Blanco flotation mill, oxide circuit, and cyanide leach circuit in Guanajuato. The Company intends to sell its USAMSA subsidiary over the next year and has initiated an active search for buyers of its operations and/or assets.

We will maintain our existing Los Juarez mining claims and concessions in Cadereyta de Montes Queretaro, Mexico, which are included in our ADM subsidiary. There are presently no active operations at Los Juarez.

Zeolite Segment

Our zeolite segment consists of a mine and processing plant located in Preston, Idaho, Bear River Zeolite, Inc. (“BRZ”), which produces zeolite. Our zeolite is used for various purposes including soil amendment and fertilizer, water filtration, sewage treatment, nuclear waste and other environmental cleanup, odor control, gas separation, animal nutrition, and other miscellaneous applications.

BRZ has a lease with Zeolite, LLC that entitles BRZ to surface mine and process zeolite on property in Preston, Idaho, in exchange for a royalty payment. The annual royalty payment is the greater of: (1) the minimum annual royalty of $60,000, adjusted annually for the Consumer Price Index for all Urban Consumers, or (2) $11.00 per ton for the first ten thousand tons, $9.90 per ton for tons in excess of ten thousand up to twenty thousand, and $8.80 per ton for tons in excess of twenty thousand. This Zeolite LLC lease also requires BRZ to pay $10,000 to the lessor on March 1 of each year during the term of the lease, which ends March 1, 2025. BRZ also pays two other royalties on the sale of zeolite products. On a combined basis, BRZ pays royalties ranging from 8% to 13% on the sale of zeolite products. In addition, BRZ can surface mine and process zeolite on property owned by the U.S. Bureau of Land Management that is located adjacent to the Company’s Preston, Idaho property after obtaining required permits.

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“Zeolite” refers to a group of industrial minerals that consist of hydrated aluminosilicates that hold cations such as calcium, sodium, ammonium, various heavy metals, and potassium in their crystal lattice. Water is loosely held in cavities in the lattice. BRZ zeolite is regarded as one of the best zeolites in the world due to its high cation exchange capacity (CEC) of approximately 180-220 meq/100 gr. (which predicts plant nutrient availability and retention in soil), its hardness and high clinoptilolite content (which is an effective barrier to prevent problematic radionuclide movement), its absence of clay minerals, and its low sodium content. Our zeolite has been used in:

☐	Soil Amendment and Fertilizer. Zeolite has been successfully used to fertilize golf courses, sports fields, parks and common areas, and high value agricultural crops.

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Water Filtration. Zeolite is used for particulate, heavy metal and ammonium removal in swimming pools, municipal water systems, industrial water discharge streams, fisheries, fish farms, and aquariums.

☐	Sewage Treatment. Zeolite is used in sewage treatment plants to remove nitrogen and as a carrier for microorganisms.

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Nuclear Waste and Other Environmental Cleanup. Zeolite has shown a strong ability to selectively remove strontium, cesium, radium, uranium, and various other radioactive isotopes from solution. Zeolite can also be used for the cleanup of soluble metals such as mercury, chromium, copper, lead, zinc, arsenic, molybdenum, nickel, cobalt, antimony, calcium, silver and uranium.

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Odor Control. A major cause of odor around cattle, hog, and poultry feed lots is the generation of the ammonium in urea and manure. The ability of zeolite to absorb ammonium prevents the formation of ammonia gas, which disperses the odor.

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Gas Separation. Zeolite has been used for some time to separate gases, to re-oxygenate downstream water from sewage plants, smelters, pulp and paper plants, and fishponds and tanks, and to remove carbon dioxide, sulfur dioxide and hydrogen sulfide from methane generators as organic waste, sanitary landfills, municipal sewage systems, animal waste treatment facilities, and is excellent in pressure swing apparatuses.

☐	Animal Nutrition. According to third-party research, feeding up to 2% zeolite increases growth rates, decreases conversion rates, and prevents scours.

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Miscellaneous Uses. Other uses include catalysts, petroleum refining, concrete, solar energy and heat exchange, desiccants, pellet binding, horse and kitty litter, floor cleaner, traction control, ammonia removal from mining waste, and carriers for insecticides, pesticides and herbicides.

Precious Metals Segment

Our precious metals segment consists of a precious metals recovery plant that is operated in conjunction with the antimony processing plant in Montana. Precious metals are recovered in the leach circuit and settling pond after the ore goes through the crushing and flotation cycles. When precious metals are contained in antimony source, the metallurgical techniques employed for the recovery of antimony are altered to also recover the precious metals. The principal source of antimony concentrates bearing precious metals comes from our Canadian supplier, who also purchases these precious metals back from the Company. The sales of this product are intermittent throughout the year.

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July 2020 Private Placement Offering

On July 23, 2020, we entered into a Securities Purchase Agreement with certain investors, pursuant to which we sold units consisting of one share of Common Stock and one warrant to purchase one share of Common Stock. Such warrants (the “2020 Warrants”) were issued on July 27, 2020. Each warrant has an exercise price of $0.46 per share, is exercisable six months following issuance and has a term of five and one-half years following issuance. As of November 26, 2024, warrants to purchase 804,000 shares of Common Stock remain outstanding. The shares of Common Stock issuable upon exercise of the outstanding 2020 Warrants are being registered in the registration statement of which this prospectus forms a part.

February 2021 Registered Direct Offering

On February 1, 2021, we entered into a Securities Purchase Agreement with certain investors, pursuant to which we sold shares of common stock in a registered direct offering and unregistered warrants to purchase shares of common stock in a concurrent private placement. Such warrants (the “2021 Warrants” and together with the 2020 Warrants, the “Warrants”) were issued on February 3, 2021. Each warrant has an exercise price of $0.85 per share, is exercisable six months following issuance and has a term of five and one-half years following issuance. As of November 26, 2024, warrants to purchase 9,256,500 shares of common stock remain outstanding. The shares of Common Stock issuable upon exercise of the outstanding 2021 Warrants are being registered in the registration statement of which this prospectus forms a part.

November 2024 “At the Market” Offering

On November 12, 2024, the Company entered into a Sales Agreement (“Sales Agreement’) with A.G.P./Alliance Global Partners (“A.G.P.”) to sell shares of Common Stock, with aggregate gross proceeds of up to $25,000,000, from time to time, through an “at the market offering” program under which A.G.P. will act as sales agent.

Under the Sales Agreement, the Company will set the parameters for the sale of shares, including the number of shares to be issued, the time period during which sales are requested to be made, limitations on the number of shares that may be sold in any one trading day and any minimum price below which sales may not be made. The Sales Agreement provides that A.G.P. will be entitled to compensation for its services in an amount equal to up to 3.0% of the gross proceeds from the sale of shares sold under the Sales Agreement. The Company has no obligation to sell any shares under the Sales Agreement and may suspend solicitation and offers under the Sales Agreement. The shares will be issued pursuant to the Company’s shelf registration statement on Form S-3 and the Prospectus Supplement filed on November 12, 2024 with the U.S. Securities and Exchange Commission in connection with the offer and sale of the shares pursuant to the Sales Agreement.

Corporate History and Information

United States Antimony Corporation was incorporated in Montana in January 1970. Our offices are located at 47 Cox Gulch Road, Thompson Falls, MT, 59873.

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THE OFFERING

This prospectus relates to the resale from time to time by the selling stockholders identified herein of up to 10,060,500 Shares. We are not offering any shares of Common Stock for sale under the registration statement of which this prospectus is a part.

Shares of Common Stock that may be offered by the selling stockholders:	Up to 10,060,500 Shares issuable upon exercise of the Warrants (defined and discussed above under “July 2020 Private Placement Offering” and “February 2021 Registered Direct Offering”).
Use of Proceeds:

We will not receive any proceeds from the sale of the Shares covered by this prospectus. However, we will receive proceeds in connection with the applicable exercise price of the Warrants to the extent such warrants are exercised for cash.

Offering Price:	The selling stockholders may sell all or a portion of its Shares through public or private transactions at prevailing market prices or at privately negotiated prices.
Risk Factors:	Investing in our securities involves a high degree of risk and purchasers may lose their entire investment. See the disclosure under the heading “Risk Factors” on page 7 of this prospectus.
NYSE American symbol:	UAMY

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RISK FACTORS

Investing in our Common Stock involves a high degree of risk. You should carefully consider the risks and uncertainties and all other information, documents or reports included or incorporated by reference in this prospectus and, if applicable, any prospectus supplement or other offering materials, including the risks and uncertainties discussed and described in Part I, Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 12, 2024, as updated by our subsequent filings with the SEC under the Exchange Act, which are incorporated by reference, in this prospectus, and any updates to those risk factors included from time to time in our periodic and current reports filed with the SEC and incorporated by reference in this prospectus, before making any decision to invest in shares of our Common Stock. If any of the events discussed in these risk factors occurs, our business, prospects, results of operations, financial condition and cash flows could be materially harmed. If that were to happen, the trading price of our Common Stock could decline, and you could lose all or part of your investment. Additional risks not currently known to us or other factors not perceived by us to present significant risks to our business at this time also may impair our business operations.

Risks Related to This Offering

The Selling Stockholders may choose to sell the Shares at prices below the current market price of our Common Stock.

The Selling Stockholders are not restricted as to the prices at which each may sell or otherwise dispose of the Shares covered by this prospectus. Sales or other dispositions of the Shares below the then-current market price of the Common Stock could adversely affect the market price of our Common Stock.

 Resales of our Common Stock in the public market by the Selling Stockholders as a result of this offering may cause the market price of our Common Stock to fall.

We are registering Shares issuable upon the exercise of the Shares issuable upon exercise of the Warrants. Sales of substantial amounts of our Common Stock in the public market, or the perception that such sales might occur, could adversely affect the market price of our Common Stock. The issuance of new shares of Common Stock could result in resales of our Common Stock by our current stockholders concerned about the potential ownership dilution of their holdings. Furthermore, in the future, we may issue additional shares of Common Stock or other equity or debt securities exercisable or convertible into Common Stock. Any such issuance could result in substantial dilution to our existing stockholders and could cause our stock price to decline.

We will have broad discretion as to the proceeds that we receive from the cash exercise by any holder of the Warrant, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of the Shares by the Selling Stockholders pursuant to this prospectus. In total, we may receive up to approximately $8.2 million in aggregate gross proceeds from cash exercises of the Warrant and to the extent that we receive such proceeds, we intend to use the net proceeds from cash exercises of the Warrant for general corporate purposes, including working capital, inventory, personnel, operating expenses and capital expenditures for both our Zeolite and Antimony Divisions. We may also use the proceeds to acquire or invest in businesses and products that are complementary to our own. In addition, we may use the proceeds to purchase mining claims and the related capital infrastructure to sell mineral products to various industries or government agencies. This expected use of these proceeds represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual use of the proceeds may vary significantly depending on numerous factors, any unforeseen cash needs. As of the date of this registration statement, we cannot specify with certainty all of the particular uses for the proceeds to us. Accordingly, our management will have broad discretion in the timing and application of these proceeds and we could spend the proceeds in ways our stockholders may not agree with or that do not yield a favorable return, if at all. You will not have the opportunity to assess whether such proceeds are being used in a manner agreeable to you. The failure of our management to apply these funds effectively could result in unfavorable returns and uncertainty about our prospects, each of which could cause the price of our Common Stock to decline.

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Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Stockholders have authorized any other party to provide you with information concerning us or this offering of Shares, and such recipients should not rely on this information.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC that are incorporated by reference contain “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve substantial risks and uncertainties. In some cases, forward-looking statements are identified by the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “future,” “goals,” “intend,” “likely,” “may,” “might,” “ongoing,” “objective,” “plan,” “potential,” “predict,” “project,” “seek,” “should,” “strategy,” “will” and “would” or the negative of these terms, or other comparable terminology intended to identify statements about the future. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.

Although we believe that we have a reasonable basis for each forward-looking statement contained in this prospectus and the documents that we have filed with the SEC that are incorporated by reference, such statements are based on a combination of facts and factors currently known by us and our expectations of the future, about which we cannot be certain.

Any forward-looking statements in this prospectus reflect our current views with respect to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. You should refer to the section titled “Risk Factors” of this prospectus and as described in Part I, Item 1A (Risk Factors) of our most recent Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 12, 2024, as updated by our subsequent filings with the SEC under the Exchange Act, for further discussion of the important factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements. As a result of these factors, we cannot assure that the forward-looking statements in this prospectus or the documents we have filed with the SEC that are incorporated by reference will prove to be accurate. Furthermore, if our forward-looking statements prove to be inaccurate, the inaccuracy may be material. In light of the significant uncertainties in these forward-looking statements, these statements should not be regarded as representations or warranties by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements as predictions of future events.

You should read this prospectus, the documents that we have incorporated by reference herein and the documents we have filed as exhibits to the registration statement, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

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USE OF PROCEEDS

We are filing the registration statement of which this prospectus forms a part to permit the holder of the Shares described in the section entitled “Selling Stockholders” to resell such Shares. We are not selling any securities under this prospectus, and we will not receive any proceeds from the sale or other disposition of shares of our Common Stock held by the selling stockholders. We will, however, receive proceeds in connection with the exercise of the Warrants (to the extent such warrants are exercised for cash). We may use such proceeds, if any, for general and corporate purposes as well as to acquire or invest in other businesses, products, and assets.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of these Shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the Shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE American listing fees and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time of up to 10,060,500 shares of Common Stock issuable upon exercise of the Warrants by the selling stockholders. The Shares being offered by the selling stockholders are those issuable to the selling stockholders upon exercise of the Warrants and not otherwise previously registered for resale. We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale or other disposition from time to time. For additional information regarding the Warrants, see “July 2020 Private Placement Transaction” and “February 2021 Registered Direct Offering” above.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the Shares described under the column “Number of Shares of Common Stock Being Offered” in the table below. The table below has been prepared based upon information furnished to us by the selling stockholders as of November 22, 2024. The selling stockholders identified below may have purchased, sold, transferred or otherwise disposed of some or all of its Shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly and as required.

The following table and footnote disclosure following the table sets forth the name of the selling stockholders and the number of shares of our Common Stock beneficially owned by each of the selling stockholders before and after this offering. The number of shares described under the column “Shares of Common Stock Beneficially Owned Before this Offering” for the selling stockholders includes all shares of our Common Stock beneficially held by such selling stockholder as of November 22, 2024. The number of shares reflected are those beneficially owned, as determined under applicable rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under applicable SEC rules, beneficial ownership includes any shares of Common Stock as to which a person has sole or shared voting power or investment power and any shares of Common Stock which the person has the right to acquire within 60 days after the date of this prospectus through the exercise of any option, warrant or right or through the conversion of any convertible security. Unless otherwise indicated in the footnotes to the table below and subject to community property laws where applicable, we believe, based on information furnished to us that each selling stockholder named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. None of the selling stockholders have had a material relationship within the past three years with us or with any of our predecessors or affiliates.

We have assumed that all shares of Common Stock reflected in the table as being offered in the offering covered by this prospectus will be sold from time to time in this offering. We cannot provide an estimate as to the number of shares of Common Stock that will be held by any selling stockholder upon termination of the offering covered by this prospectus because such selling stockholder may offer some, all or none of their shares of Common Stock being offered in the offering. Information about each selling stockholder may change over time. Any changed information will be set forth in an amendment to the registration statement or supplement to this prospectus, to the extent required by law.

	Number of Shares of Common Stock Beneficially Owned Before This Offering		Number of Shares of Common Stock Being	Number of Shares of Common Stock Beneficially Owned After This Offering
Selling Stockholder (1)	Number	Percentage (2)	Offered (3)	Number	Percentage (2)
Anson Investments Master Fund LP (4)	-	-	948,750	948,750	0.9%
CVI Investments, Inc.(5)	-	-	795,500	795,500	0.7%

Entities affiliated with Empery Asset Management LP (6)	857,143	0.8%	1,140,000	1,997,143	1.8%
Hudson Bay Master Fund Ltd. (7)	857,143	0.8%	1,140,000	1,997,143	1.8%
Intracoastal Capital, LLC (8)	-	-	1,146,500	1,146,500	1.1%
Ionic Ventures, LLC (9)	-	-	948,750	948,750	0.9%
L1 Capital Global Opportunities Master Fund Ltd. (10)	571,429	0.5%	765,500	1,336,929	1.2%
Lind Global Macro Fund, LP (11)	-	-	765,000	765,000	0.7%
Roth Capital Partners, LLC (12)	-	-	2,410,500	2,410,500	2.2%

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(1) All information regarding the selling stockholder was provided by the selling stockholder as of November 22, 2024.

(2) Percentage ownership is based on 108,447,317 shares of Common Stock outstanding as of November 26, 2024.

(3) Assumes the selling securityholders sell all of their shares of our Common Stock (including all shares of Common Stock issuable upon exercise of the warrants) offered pursuant to this prospectus.

(4) Consists of 948,750 shares of our common stock issuable upon the exercise of Warrants held by Anson Investments Master Fund LP (“Anson”). Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson, hold voting and dispositive power over the Common Stock held by Anson. Bruce Winson is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Winson, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these Shares. The principal business address of Anson is Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands

(5) Consists of 795,500 shares of our common stock issuable upon the exercise of Warrants held by CVI Investments, Inc. (“CVI”), By: Heights Capital Management, Inc., its authorized agent. Heights Capital Management, Inc., the authorized agent of CVI, has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI Investments, Inc.is affiliated with one or more FINRA member, none of whom are currently expected to participate in the sale pursuant to the prospectus contained in the Registration Statement of Shares purchased by CVI in this Offering. The address of CVI is c/o Heights Capital Management, Inc., 101 California Street, Suite 3250, San Francisco, CA 94111.

(6) Consists of (i) 463,308 shares of common stock issuable upon the exercise of warrants that are not the subject of this prospectus and 373,132 shares of our common stock issuable upon the exercise of Warrants held by Empery Asset Master, Ltd (“EAM”), (ii) 260,545 shares of common stock issuable upon the exercise of warrants that are not the subject of this prospectus and 276,359 shares of our common stock issuable upon the exercise of Warrants held by Empery Tax Efficient III, LP (“ETE III”) and (iii) 133,290 shares of common stock issuable upon the exercise of warrants that are not the subject of this prospectus and 288,536 shares of our common stock issuable upon the exercise of Warrants held by Empery Tax Efficient, LP (“ETE”). Empery Asset Management LP, the authorized agent of EAM, ETE III and ETE, has discretionary authority to vote and dispose of the shares held by EAM, ETE III and ETE and may be deemed to be the beneficial owner of these shares. Martin Hoe and Ryan Lane, in their capacity as investment managers of Empery Asset Management LP, may also be deemed to have investment discretion and voting power over the shares held by EAM, ETE III and ETE. EAM, ETE III, ETE, Mr. Hoe and Mr. Lane each disclaim any beneficial ownership of these shares. The address of EAM, ETE III and ETE is c/o Empery Asset Management, LP, One Rockefeller Plaza, Suite 1205, New York, NY 10020.

(7) Consists of 857,143 shares of common stock issuable upon the exercise of warrants that are not the subject of this prospectus and 1,140,000 shares of our common stock issuable upon the exercise of Warrants held by Hudson Bay Master Fund Ltd (“Hudson Bay”). Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master, has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities. The business address for this selling shareholder is c/o Hudson Bay Capital Management LP, 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(8) Consists of 1,146,500 shares of our common stock issuable upon the exercise of Warrants held by Intracoastal Capital LLC. Michael P. Kopin (“Mr. Kpoin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher disclaim beneficial ownership over these securities. The address of Intracoastal Capital LLC is 245 Palm Trail, Delray Beach, Florida 33483.

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(9) Consists of 948,750 shares of our common stock issuable upon the exercise of Warrants held by Ionic Ventures, LLC (“Ionic Ventures”). Keith Coulston and Brendan O’Neil, each as managers of Ionic Management, LLC, the manager of Ionic Ventures, have shared power to vote and/or dispose of the shares beneficially owned by Ionic Ventures, LLC. To the extent each of Mr. Coulston and Mr. O’Neil is deemed to beneficially own such shares, each individually disclaims beneficial ownership of these securities. The principal business address for Ionic Ventures is 3053 Fillmore St, Suite 256, San Francisco, CA 94123.

(10) Consists of 571,429 shares of our common stock issuable upon the exercise of warrants that are not the subject of this prospectus and 765,500 shares of our common stock issuable upon the exercise of Warrants held by L1 Capital Global Opportunities Master Fund Ltd. (“L1 Capital”). David Feldman and Joel Arber are the Directors of L1 Capital Global Opportunities Master Fund Ltd. To the extent Mr. Feldman and Mr. Arber are deemed to beneficially own such shares, Mr. Feldman and Mr. Arber disclaim beneficial ownership of these securities. The principal business address of the L1 Capital is 161A Shedden Road, 1 Artillery Court, PO Box 10085, Grand Cayman KY1-1001, Cayman Islands.

(11) Consists of 765,000 shares of our common stock issuable upon the exercise of Warrants held by Lind Global Macro Fund, LP. Lind Global Partners LLC, the general partner of Lind Global Macro Fund, LP, may be deemed to have sole voting and dispositive power with respect to the shares held by Lind Global Macro Fund, LP. Jeff Easton, is the managing member of Lind Global Partners LLC. To the extent Mr. Easton is deemed to beneficially own such shares, Mr. Easton disclaims beneficial ownership of these securities. The address for Lind Global Macro Fund LP.is 444 Madison Ave, Floor 41 New York, NY 10022.

(12) Consists of 2,410,500 shares of our common stock issuable upon the exercise of Warrants held by Roth Capital Partners, LLC. Roth Capital Partners, LLC is a registered broker dealer. Each of Byron Roth and Gordon Roth has the power to vote or dispose of such securities and may be deemed to be the beneficial owner of such securities. To the extent each of Byron Roth and Gordon Roth is deemed to beneficially own such shares, each individually disclaims beneficial ownership of these securities. The address for Roth Capital Partners, LLC is 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660.

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PLAN OF DISTRIBUTION

We are registering shares of Common Stock issuable upon exercise of the Warrants to permit the resale of these shares of Common Stock by the holder thereof from time to time after the date of this prospectus. To the extent they are cash exercised, we will receive proceeds in connection with the applicable exercise price of the Warrants to purchase shares of our Common Stock. Other than such exercise price, we will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

Each selling stockholder, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling Shares or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of its shares of Common Stock or interests in shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of Common Stock owned by it and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares of Common Stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the named selling stockholder to include the pledgee, transferee or other successors in interest as the selling stockholder under this prospectus. The selling stockholders also may transfer the shares of Common Stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our Common Stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Common Stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out its short positions, or loan or pledge the Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of Shares offered by this prospectus, which Shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The aggregate proceeds to each selling stockholder from the sale of the Common Stock offered by it will be the purchase price of the Common Stock less discounts or commissions, if any. Each selling stockholder reserves the right to accept and, together with its agents from time to time, to reject, in whole or in part, any proposed purchase of Common Stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that it meets the criteria and conforms to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Common Stock or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit it earns on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. If any selling stockholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, it will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares, the name of the selling stockholder, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Common Stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the Common Stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of Shares by any selling stockholder or any other person. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

We agreed to use commercially reasonable efforts to keep the registration statement of which this prospectus is a part effective at all times until the first date on which all shares of Common Stock issuable upon exercise of the Warrants are either sold pursuant to this registration statement or may be sold without restriction, including volume or manner-of-sale restrictions, pursuant to Rule 144 or have been sold by a selling stockholder.

We will pay certain expenses of the registration of the Shares pursuant to the Securities Purchase Agreement, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that each selling stockholder will pay all underwriting discounts and selling commissions, if any and any related legal expenses incurred by it. We will indemnify each selling stockholder against certain liabilities, including some liabilities under the Securities Act, in accordance with the Securities Purchase Agreement, or a selling stockholder will be entitled to contribution. We may be indemnified by each selling stockholder against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by a selling stockholder specifically for use in this prospectus, in accordance with the related Securities Purchase Agreement, or we may be entitled to contribution. We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the Shares have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which all of the Shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

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LEGAL MATTERS

The validity of the Shares being offered by this prospectus is being passed upon by Hall Booth Smith, P.C., Missoula, Montana.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an internet website at www.sec.gov that contains periodic and current reports, proxy and information statements, and other information regarding registrants that are filed electronically with the SEC. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost.

This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act, and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may obtain a copy of the registration statement, including the exhibits and schedules, from the SEC’s website.

We also maintain a website at http://www.usantimony.com, through which you can access our SEC filings free of charge. The information set forth on our website is not part of this prospectus.

EXPERTS

The consolidated financial statements of United States Antimony Corporation appearing in its Annual Report (Form 10-K) for the year ended December 31, 2023, incorporated by reference in this prospectus, have been audited by Assure CPA, LLC, independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-3 under the Securities Act with the SEC with respect to the securities we may offer pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits, for further information about us and the securities we may offer pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained from the SEC’s website at http://www.sec.gov. The documents we are incorporating by reference are:

•	our Definitive Proxy Statement on Schedule 14A, filed with the SEC on June 4, 2024;

•	our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on April 12, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, June 30, 2024 and September 30, 2024, filed with the SEC on May 15, 2024, August 9, 2024, and November 12, 2024, respectively;

•

our Current Reports on Form 8-K filed with the SEC on January 9, 2024, February 26, 2024, March 4, 2024, March 11, 2024, April 16, 2024, April 19, 2024, May 14, 2024, May 15, 2024, May 20, 2024, August 5, 2024, August 9, 2024, August 12, 2024, November 12, 2024, and November 13, 2024, to the extent information therein is filed and not furnished; and

•

the description of our common stock contained in our Registration Statement on Form 8-A filed with the SEC on May 16, 2012, including any amendments or reports filed for the purposes of updating this description.

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We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

You may request, orally or in writing, a copy of any or all of the documents incorporated herein by reference. These documents will be provided to you at no cost, by contacting:

United States Antimony Corporation

P.O. Box 643

Thompson Falls, MT 59873

Telephone: (406) 827-3523

You may also access these documents on our website, http://www.usantimony.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

You should rely only on information contained in, or incorporated by reference into, this prospectus. We and the selling stockholders have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference in this prospectus. We and the selling stockholders are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

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10,060,500 Shares

UNITED STATES ANTIMONY CORPORATION

Common Stock

PROPSECTUS

December 9, 2024